Exhibit 10.23
*** TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
LICENSE AGREEMENT
     THIS AGREEMENT (“Agreement”) is entered into as of the 13th day of March, 2008 by and between Premier Exhibitions, Inc. (“Premier”), having its principal place of business at 3340 Peachtree Rd NE, Suite 2250, Atlanta, Georgia 30326 and Sports Immortals, Inc. (“Licensor”) having its principal place of business at 6830 N. Federal Highway, Boca Raton, FL 33487. Licensor represents and warrants to Premier that the signature of either Joel Platt or Jim Platt on behalf of “Licensor” at the end of this Agreement will suffice to bind Licensor to this Agreement.
      WHEREAS Licensor owns the Sports Immortals® trademark, trade-dress, designs and logos (collectively the “Mark”), for a variety of goods and services, including but without limitation a collection of sports memorabilia collected and owned by Licensor (the “Collection”).
     WHEREAS Licensor has the exclusive right to promote, present, produce, license and exhibit the Collection; and Licensor desires to have a select inventory of items from said Collection, promoted, presented, produced, licensed and exhibited as part of a traveling or touring exhibition(s) (the “Artifacts”) by Premier, subject and pursuant to Section 4.1 below.
     WHEREAS Premier desires to License from Licensor the use of the Mark and the use of the Artifacts, subject and pursuant to Section 4.1 below, for the purpose of promoting, presenting, producing and exhibiting them in single and/or multiple and simultaneous touring exhibition(s), the parties agree as follows;
1 Grant of Rights/Exclusive Territory
     Licensor hereby grants to Premier the exclusive license (“License”) to promote, present, produce, license, exhibit, exploit and tour a single and/or multiple and simultaneous exhibition(s) of the Collection entitled, “Sports Immortals” (collectively, the “Exhibition”), at venues (collectively, the “Venues”) throughout the world (“Territory”) during the Term. The maximum number of Exhibitions granted under this License to tour simultaneously is six (6) unless Licensor and Premier mutually agree in writing for additional exhibitions. The License hereby granted shall be exclusive during the License Term with respect to the Project, as that term is defined below. All rights not expressly granted herein are retained by Licensor during the Term of this Agreement, including the right to pursue opportunities for a permanent venue, the Sports Immortals Museum Complex (“SI Museum Complex”) and to develop the various other planned Sports Immortals projects (the

“Excluded Projects”), both of which shall be subject and pursuant to Exhibit A, attached hereto and made a part hereof.
A. Definition and Purpose. The term “License” as used herein shall pertain collectively to the right to use the Mark and Artifacts and certain aspects of Merchandising, as more fully set forth herein and subject and pursuant to the terms and conditions of the Agreement, as related to and limited to the purposes of the “Project” as described herein. “Project” as used herein, shall mean any and all business conducted by Premier related to promoting, presenting, producing and exhibiting the Artifacts, on the terms and conditions provided for herein, in single and/or multiple and simultaneous touring or traveling Exhibitions at venues (collectively, the “Venues”) throughout the world (“Territory”) during the Term.
Use of Mark: Licensor hereby grants to Premier a license to use the Mark and represents and warrants to Premier that it has received the right from the Consultants for Premier to use the name, picture and likeness of the Consultants (see section 3.5 below) for the purposes of advertising, promoting or publicizing the Exhibition and the merchandise in any form of media during the License Term as defined in section 2 below, including the right to create and operate a website based on the Exhibition for the purposes of advertising the Exhibition, provided that such use does not constitute the direct endorsement of a product or service without the prior consent of the parties involved.
Use of Artifacts: Licensor hereby grants to Premier a license to use the Artifacts for the purposes of the Project during the License Term. Licensor shall provide Premier with an assortment of different types of Artifacts for the Exhibition. The maximum number of Artifacts for any one Exhibition shall be approximately between *** and *** items unless Licensor agrees in writing to increase the amount.
Merchandising: Licensor hereby grants to Premier the exclusive license to manufacture and sell Sports Immortals® brand merchandise, in conjunction with and limited to the Project. The manner of use of Mark in any and all branded merchandise shall be subject to prior written approval of Licensor.
2 Term
The term of this License shall commence as of the date of this Agreement and continue through the opening date of the first Exhibition presented by Premier and thereafter for a period of five (5) years from such opening date, unless terminated sooner by Premier as provided for in Section 13.1 below, or by either party as provided for in Section 13.2 below or extended as provided for in Section 10 below (collectively, the “Term”). (For the purposes of this Agreement, the “Initial Term” shall mean the initial 5 year term of the Agreement and the “Extended Term” shall mean any term continuing after the Initial Term. The “Term” used without a capitalized modifier shall mean both the Initial Term and the Extended Term.)

3 Royalties /Advances/Warrants/Consulting Fees/Contribution/Collections Manager Salary
In consideration of the rights and privileges granted by Licensor to Premier herein, Premier shall pay to Licensor the following amounts:
3.1	A royalty of *** (***%) of Gross Revenue (the “Royalty”). All other revenue from the Exhibition shall be retained by Premier. The term “Gross Revenue” shall mean any and all revenue actually received by Premier from the exploitation of the Exhibition, including but not limited to admission sales, merchandise sales, booth rental income, food and beverage, sale from Naming Rights to an Exhibition, sale of local sponsorship, sale of any corporate sponsorship from the Exhibition, licensing fees, media sales, etc. minus the Advances (as that term is defined in Section 3.2 below), refunds, returns, sales tax, credit card fees, and check verification fees. In connection with the sale of sponsorships, Naming Rights to an Exhibition, merchandise, food and beverage, booth rental and media sales, all costs relating to licensing/fee, commissions, etc., if any, shall also be deducted prior to the calculation of Gross Revenue.

3.2	Advances against Licensor’s Royalty (the “Advances”) in the following amounts:
3.2.1	One Million Five Hundred Thousand Dollars ($1,500,000) payable upon execution of this Agreement;

3.2.2	One Million Five Hundred Thousand Dollars ($1,500,000) payable one (1) year after the opening date of the first Exhibition;

3.2.3	One Million Dollars ($1,000,000) payable two (2) years after the opening date of the first Exhibition;

3.2.4	One Million Dollars ($1,000,000) payable three (3) years after the opening date of the first Exhibition; and

3.2.5	One Million Dollars ($1,000,000) payable four (4) years after the opening date of the first Exhibition.
3.3	In the event that the parties agree to extend the Initial Term, subject and pursuant to Section 10 below, Premier shall pay Licensor the following additional advances (the “Additional Advances”) of (i) One Million Five Hundred Thousand Dollars ($1,500,000) for each of the first two (2) years of the Extended Term (as that term is defined in Section 10 below); and (ii) Two Million Dollars ($2,000,000) for each year of any Extended Term thereafter and (iii) 60,000 stock Warrants (“Additional Warrants”) for each year of the Extended Term, whose exercise price shall be equal to the average closing price of such shares on NASDAQ for the period of five (5) business days immediately preceding the date the Initial Term is extended in writing by Premier (the “Exercise Price”), subject and pursuant to Section 10 below. The Additional Advance shall be payable within thirty (30) days of the end of the Initial Term and each Extended Term, as the case may be. The Additional Warrants shall vest annually according to the same schedule as the Additional Advances. The Additional Warrants shall have an exercise term equal to the Term of this Agreement, including any Extended Term exercised by Premier pursuant to the Option provisions of Section 10 below, plus ninety (90) days. Upon written notice to Premier of Licensor’s desire to exercise the Additional Warrants, which notice shall be accompanied by a check payable to Premier in the amount of the aggregate Exercise Price of the Warrants being exercised, Premier shall have the option of either: (i) issuing to the Licensor the shares of common stock in accordance with the Warrants being exercised, or (ii) paying the Licensor an amount equal to the Cash Value of the Warrants, payable within twenty (20) days of Premier’s receipt of such written notice, in which event Premier will return to the Licensor the check tendered for the aggregate Exercise Price. The “Cash Value” of the Warrants shall mean the stock price on the day Premier receives such written notice less the Exercise Price times the number of shares exercised. Premier shall issue to the Licensor the shares of common stock in accordance with the Warrants being exercised. The Warrants shall also be represented by a warrant agreement which the Licensor must sign in order for the Warrants to be exercised, the terms of which shall be consistent with this Section, and shall contain such other terms as are consistent with Premier’s award of warrants, including standard investment representations, warranties and indemnifications of the Licensor with respect to the Warrants and common stock issuable on exercise of the Warrants.
3.4	Premier hereby grants to Licensor’s designees, Jim Platt, Joel Platt and Eric Gold (“Designees”), subject and pursuant to the terms and conditions of this Section 3.4, 300,000 warrants of the common stock of Premier Exhibitions, Inc. (the “Warrants”) divided as follows: (i) 135,000 shares each to Joel Platt and Jim Platt; and (ii) 30,000 shares to Eric Gold. The Warrants shall vest proportionately in each Designee, over the Term of this Agreement at 60,000 warrants per year as follows: 27,000 shares each to Joel Platt and Jim Platt and 6,000 shares to Eric Gold. The. Warrants shall vest according to the same schedule as the Advances. The per-share exercise price for the Warrants shall be equal to the average closing price of such shares on NASDAQ for the period of five (5) business days immediately preceding the date this Agreement is fully executed by Premier and Licensor (the “Exercise Price”). In no event shall the Exercise Price exceed Six (6) Dollars. The Warrants shall have an exercise term equal to the Term of this Agreement, including any Extended Term exercised by Premier pursuant to the Option provisions of Section 10 below, plus ninety (90) days. Upon written notice to Premier of a Designee’s desire to exercise the Warrants, which notice shall be accompanied by a check payable to Premier in the amount of the aggregate Exercise Price of the Warrants being exercised, Premier shall have the option of either (i) issuing to the Designee the shares of common stock in accordance with the Warrants being exercised or (ii) paying the Designee an amount equal to the Cash Value of the Warrants, payable within twenty (20) days of Premier’s receipt of such written notice, in which event Premier will return to the Designee the check tendered for the aggregate Exercise Price. The “Cash Value” of the Warrants shall mean the stock price on the day Premier receives such written notice less the Exercise Price times the number of shares exercised. Notwithstanding the foregoing, upon termination of the Agreement for any reason (other than

Premier’s breach) all vesting rights in the Warrants shall cease. The Warrants shall also be represented by a warrant agreement which each of the Designees must sign in order for the Warrants to be exercised, the terms of which shall be consistent with this Section, and shall contain such other terms as are consistent with Premier’s award of warrants, including standard investment representations, warranties and indemnifications of each Designee with respect to the Warrants and common stock issuable on exercise of the Warrants.
3.5	Licensor shall hire Joel Platt and Jim Platt as consultants (“Consultants”) and Licensor hereby directs Premier to pay Consultants a consulting fee (the “Consulting Fee”) in connection with the Consulting Services to be provided by the Consultants, as those terms are defined in Section 4.2 below, in the annual amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) each, payable in twenty six equal bi-weekly installments on regularly scheduled Premier paydays (“Payday”) during the Term commencing on the first Payday after the first full pay period following the execution of this Agreement. The Consulting Fee is inclusive of any and all benefits whatsoever. Licensor acknowledges and agrees that any payment that Consultant chooses to make to any pension or welfare plan is Consultant’s own matter. Premier will not pay or reimburse Consultant for any pension, welfare, insurance, taxes, expenses (unless otherwise specified herein) or other payments that Consultant may make. In the event that Jim Platt or Joel Platt is unable to fulfill his Consulting Services under this Agreement due to incapacity or death, then Wendy Platt Wilson or Michael Wilson shall be appointed to perform the required Consulting Services.

3.6	Premier agrees to make a contribution, subject and pursuant to the terms and conditions of this Section 3.6, of $50,000 per year (“Cash Contribution”) and 50,000 warrants of the common stock of Premier Exhibitions, Inc. (the “Warrants Contribution”) to the Platt Sports Foundation (the “Foundation”) to benefit the proposed Sports Immortals Museum Complex to vest over the Term of this Agreement at 10,000 warrants per year commencing on the opening date of the first Exhibition and each subsequent anniversary date of such opening. (For the purposes of this Agreement, the terms “Cash Contribution” and “Warrants Contribution” shall be collectively referred to herein as the “Contribution”.) The first Cash Donation shall be payable commencing on execution of this Agreement. The second Cash Donation shall be payable on the anniversary date of the opening date of the first Exhibition and each subsequent anniversary thereafter (not to exceed a total of $250,000 over the course of the Initial Term.) The per-share exercise price for the Warrants shall be equal to the average closing price of such shares on NASDAQ for the period of five (5) business days immediately preceding the date this Agreement is fully executed by Premier and Licensor (the “Exercise Price”). The Warrants shall have an exercise term equal to the Term of this Agreement, including any Extended Term exercised by Premier pursuant to the Option provisions of Section 10 below, plus ninety (90) days. Upon written notice to Premier of the Foundation’s desire to exercise the Warrants, which notice shall be accompanied by a check payable to Premier in the amount of the aggregate Exercise Price of the Warrants being exercised, Premier shall have the option of either (i) issuing to the Foundation the shares of common stock in accordance with the Warrants being exercised or (ii) paying the Foundation an amount equal to the Cash Value of the Warrants, payable within twenty (20) days of Premier’s receipt of such written notice, in which event Premier will return to the Foundation the check tendered for the aggregate Exercise Price. The “Cash Value” of the Warrants shall mean the stock price on the day Premier receives such written notice less the Exercise Price times the number of shares exercised. Notwithstanding the foregoing, upon termination of the Agreement for any reason (other than Premier’s breach) all vesting rights in the Warrants shall cease. The Warrants shall also be represented by a warrant agreement which the Foundation must sign in order for the Warrants to be exercised, the terms of which shall be consistent with this Section, and shall contain such other terms as are consistent with Premier’s award of warrants, including standard investment representations, warranties and indemnifications of the Foundation with respect to the Warrants and common stock issuable on exercise of the Warrants.
3.7	Licensor shall hire a collections manager (the “Collections Manager”) for the purpose of carrying out the Collection Manager Services, as those terms are defined in Section 4.3 below, at Licensor’s place of business. Licensor shall pay the Collections Manager’s salary which shall be consistent with industry standards for someone with similar skill sets and specialization (the “Collections Manager Salary”) and Premier shall reimburse Licensor on a monthly basis for actual amounts paid to the Collections Manager in connection with the Collections Manager Salary of up to Fifty Thousand Dollars ($50,000) per year (with a ten percent (10%) variance) and other reasonable expenses, including but not limited to health insurance, travel (coach airfare, if necessary), hotel, and any other Premier pre-approved expenses which Collections Manager may accrue in performing his/her obligations, provided Licensor has provided Premier with an invoice detailing the amounts paid on account of the Collections Manager Salary.

3.8	Notwithstanding the foregoing, in the event Premier terminates this Agreement subject to Section 13 below (or for any other reason not attributable to Premier’s material breach of this Agreement), Premier shall have no obligation to pay any amounts which may become due after the date of such termination, including, but not limited to, the Consulting Fee, the Consultant Expenses, the Contribution, the Cash Donation, the Collections Manager Salary, the Advances and the Royalty.
4 Obligations of Licensor
4.1	Licensor shall, at its sole cost and expense, (i) make its entire sports memorabilia Collection available to Consultants for their selection of Artifacts for the Exhibitions, subject to final written approval of each Artifact by Joel Platt or personal representative of his estate, not to be unreasonably withheld or delayed, (ii) supply all applicable Artifacts to Premier and/or its designees for transportation to the Venue for each Exhibition and (iii) provide Premier with any other materials, including but not limited to props, artwork, video footage, intellectual property, etc. (collectively, the “Materials”) necessary for Premier to create, promote, advertise, present, display, produce and/or otherwise exploit Exhibitions of the Artifacts in the Territory.

Notwithstanding the foregoing, other than materials that Consultant’s may be required to create in connection with the Consulting Services and other than materials furnished in connection with Section 6.2, the parties agree that Licensor is not being required to create any new materials for the Exhibition or pay for any handling, packing and/or transporting of the Artifacts or Materials.
4.2	Licensor shall cause Consultants to provide the Consulting Services, as defined in Section 5 below and assist Premier, as reasonable and necessary, to facilitate the performance of the services to be performed by the Collections Manager and the Consultants, including but not limited to, services related to installing, removing and handling the Artifacts at each Venue, and promoting and publicizing the Exhibitions, as Premier reasonably requests.

4.3	Licensor shall, with the assistance of Premier and subject to consultation with Premier, hire a Collections Manager subject and pursuant to Section 3.7 above. The Collections Manager shall be responsible for the following services (the “Collections Manager Services”): (i) handling the Artifacts and Materials; (ii) recording titles and provenance information; (ii) assigning accession numbers; (iii) photographing, measuring, describing and creating condition notes on the Artifacts; (iv) making sure proper crates are made; (v) checking conditions of the Artifacts and Materials; (vi) providing inventories; (vii) assisting Premier with the hiring of a fine arts shipping company for travel to the Venues; (viii) physically packing and unpacking the crates in which the Artifacts and Materials are stored; (ix) furnishing periodic reports to Licensor detailing the care and well being of the Artifacts and Materials, including lighting conditions, temperature and humidity conditions, including any known incidents of unauthorized photography, filming or videotaping, or handling by unauthorized personnel; and (x) physically installing and removing the Artifacts from each case at each Exhibition consistent with the design of each Exhibition while working under the supervision of the Consultants and in consultation with the Premier designees.

4.4	Licensor shall provide, at Premier’s request, a selection of existing merchandise from the Boca Raton Retail facility to Premier at current replacement cost (net of all discounts and rebates) for resale by Premier at the Exhibitions.

4.5	Licensor shall provide mutually agreeable links from the home page of its website to the Exhibition website created by Premier, if any, or other Website operated by Premier, subject to Section 17.11 below. Such links shall be placed above the fold and comparable in size to the largest placement on the page. Provided Premier is given necessary access, Premier agrees to make reasonable changes to Sports Immortals existing website, www.sportsimmortals.com to keep current with information regarding Project. www.sportsimmortals.com shall have a page containing information about Exhibitions and link to URL specifically created for Exhibitions.

5 Obligations of Consultants
5.1	Licensor shall cause the Consultants to be responsible for the following consulting services as requested by Premier (collectively, the “Consulting Services”): (i) selecting Artifacts for display in Exhibitions, subject to consultation with the Collections Manager and the Premier Hired Design Expert and subject to final written approval by Joel Platt or personal representative of his estate, not to be unreasonably withheld or delayed; (ii) overseeing the Collections Manager in the packing and handling of the Artifacts from the Sports Immortals facility in Boca Raton, Florida to each Venue and from Venue to Venue for timely delivery to the next location; (iii) assisting the Premier designee hired by Premier who specialize in the design of high quality immersive and entertaining experiences with installing, arranging, displaying and placing the Artifacts under lock and key at each Venue once they have been unpacked; (iv) acting as spokespersons for the Artifacts and the Exhibitions as reasonably requested by Premier; (v) advising Premier as to the reasonable safety, security, care and storage of the Artifacts and Materials; (vi) working with Mike Heffner of Lelands Auction House or any other qualified appraiser as mutually agreed to by the parties, if necessary, to appraise Artifacts for insurance; (vii) acting as the coordinator between Sports Immortals, Inc. and Premier, including, but not limited to, hiring and directing the Collections Manager in association with the Premier designee with the Collections Manager Services, and (viii) any other consulting services that Premier may deem reasonably necessary hereunder, including, but not limited to, traveling to locations designated by Premier. All Consulting Services provided hereunder will be provided in a timely manner and will be at least the quality of similar services performed by first class, high quality, consultants in connection with similar projects.

5.2	Licensor shall cause the Consultant’s services to be rendered on a non-exclusive basis during the Term. Consultant will not perform any work which presents a conflict of interest (other than work on the Excluded Projects outlined in Exhibit A) which impairs Consultant’s ability to render services for Premier hereunder in a diligent, professional manner and in accordance with all of the terms and conditions hereof.

5.3	Licensor shall cause the Consultants not to make financial commitments on behalf of Premier, nor shall Consultant have the authority to incur any financial obligations in Premier’s name, without the express written approval of Premier. Licensor acknowledges and agrees that any attempt by Consultant’s to do so shall be considered a breach of this Agreement. In the event Consultant’s make such financial commitments without Premier’s consent, Licensor agrees to reimburse Premier for the cost and expenses of such unauthorized financial commitments upon receipt of invoice or, at Premier’s election, Premier may deduct any and all such costs and expenses from any sums which may be due Consultant and/or Licensor hereunder, in addition to any other remedies Premier may have herein.

5.4	Licensor shall cause all of Consultant’s activities in connection with Premier and the Artifacts, Material and the Exhibitions to be conducted in regular consultation with

Premier and shall be subject to Premier’s approval, not to be unreasonably withheld. Notwithstanding the foregoing, the parties agree that final approval over selection of the Artifacts shall be subject to Joel Platt’s final approval or personal representative of his estate not to be unreasonably withheld or delayed.
5.5	The parties acknowledge and agree that time is of the essence. In the event of a failure by Licensor to cause the Consultants to provide the Consulting Services in a timely manner, Premier shall have the right to provide such services itself after giving written notice to Consultants and Consultants still fail to fulfill specific Consulting Services under question in a timely manner, and Licensor agrees to reimburse Premier for the cost and expenses of such services upon receipt of invoice or, at Premier’s election, Premier may deduct any such cost and expenses from any sums which may be due Consultant and/or Licensor hereunder, in addition to any other remedies Premier may have herein.
6 Obligations of Premier
6.1	Premier shall, in its sole discretion and as it deems necessary, subject to consultation with Licensor and subject to the terms and conditions of this Agreement, produce, operate and fund the Exhibitions, including, but not limited to: (i) designing the Exhibitions; (ii) creating, building, fabricating, producing, adapting, maintaining and/or reproducing exhibitry and approved merchandise from the Collection, Artifacts and/or Materials, including any other necessary supporting materials for the Exhibitions (collectively, the “Exhibitry”); (iii) shipping the Artifacts and the Exhibitry to the Venues; (iv) marketing, advertising, promoting and publicizing the Exhibitions and Exhibitry; (v) selling tickets of admission to the Exhibitions, merchandise, sponsorships, etc.; (vi) providing Venue insurance and Artifact insurance, to be mutually agreed upon by the parties subject to Section 6.7 below; (vii) staffing expenses; (viii) Venue rent and utilities; (ix) maintenance; (x) lighting; (xi) keeping of the Artifacts, Materials and Exhibitry safe and secure at all times while in its possession and under its control by providing for reasonable levels of safety, security, care and storage required for Artifacts of such high value and consistent with Premier’s previous business practices, (xii) site survey costs; (xiii) all other Exhibition production and operations not specifically defined herein (collectively, the “Exhibition Production and Operations”).

6.2	The following items shall be subject to the mutual agreement of the parties: (i) selection of appropriate Venues for the Exhibitions (such as museums, casinos, civic centers, city operated venues, sports and entertainment venues, etc.), such agreement not to be unreasonably withheld or delayed by Licensor (Notwithstanding the foregoing, Licensor agrees to accept at least fifty percent (50%) of the venues in each category proposed by Premier.) ; (ii) selection of designers and artists, (both parties agree to give Barry Howard the opportunity to be lead designer of the Exhibition, subject to mutual approval); (iii) design concepts and themes; (iv) security and levels of security; (v) naming rights by a presenting sponsor specific to each Exhibition (exclusive of corporate sponsorships); (vi) general shipping procedures as they relate to the Sports Immortals facility in Boca Raton, Florida. In the event the Parties are unable to mutually agree on any of the aforementioned items (subject to item 6.2 (i)), Arnie Geller (Chairman) and Bruce Eskowitz (CEO) or their designees, and Joel Platt and Jim Platt or their designees, Wendy Platt Wilson or Michael Wilson, shall caucus and decide on a final resolution (the “Caucus”). In the event Licensor does not respond to a request for approval by Premier within five (5) business days upon receipt of the written request, the request shall be deemed approved. Notwithstanding the above mentioned items subject to mutual agreement of the parties, Licensor shall have the exclusive right to substitute any item on display in one of the Exhibitions at the end of a particular venue with a substitute item so long as the substitute item is conceptually of equal prominence and stature and appraised value as the original item in the display. If Licensor exercises this right of substitution, the shipping/transportation costs will be the sole responsibility of the Licensor.
6.3	Premier shall provide, subject to space and operations requirements at each Venue, the following for each Exhibition: (i) a distinct theme and story utilizing the Sports Immortals concept to be furnished by Licensor, at its sole cost and expense; (ii) immersive and entertaining displays of similar quality to previous Exhibitions by Premier, i.e. The Bodies and the Titanic Exhibitions; (iii) mention of the inspirational story of Joel Platt, Founder of Sports Immortals; (iv) a display showcasing a rendering of the proposed large scale Sports Immortals Museum Complex to be furnished by Licensor, at it sole cost and expense; (v) referral of all inquiries regarding the Collection or collectibles available for purchase to Licensor and/or Consultant’s for reply; and (vi) space for a brochure and other information to be furnished by Licensor, at its sole cost and expense, alerting visitors and corporate sponsors as to how they can become part of sports history through a tax deductible donation to the Platt Sports Foundation for the development of the Sports Immortals Museum Complex and the possibility having each donor’s name inscribed in the building scrolls of the museum and receiving a souvenir, all of which shall be furnished by Licensor, at its sole cost and expense.

6.4	Premier shall establish and guarantee, in consultation with Licensor, appropriate reasonable procedures and policies for insurance, transportation, storage and security of the Artifacts subject to the terms and conditions of this Agreement from the time Artifacts leave Sports Immortals location in Boca Raton, Florida until they are safely returned to Licensor’s designated location.

6.5	Premier shall maintain the reasonable safety and integrity of the Artifacts in accordance with the advice of the Consultants and ensure that no liens or other liabilities are placed on the Artifacts. In addition, Premier acknowledges that Artifacts are on loan, subject to the terms and conditions of this Agreement. Premier shall, where necessary, cause it to be known that they do not own the Artifacts and can not transfer title to any of it to anyone and the Artifacts can not be seized by any creditor. Ownership to the artifacts will always remain the risk free property of Sports Immortals, Inc., the Platt Family LLC, Platt Sports Foundation, Joel Platt, Jim Platt or their assigns. Licensor, at its sole expense and effort, may require Consultants to file UCC 1 Forms in Palm Beach County and every county in which

Artifacts are exhibited. Premier will execute any and all UCC Forms 1 and similar forms reasonably requested by the Licensor to protect the Artifacts being exhibited. At Licensor’s request, Premier may file UCC Forms 1 on behalf of Licensor at Licensor’s sole cost and expense.
6.6	In the event Consultant is required to travel by Premier, Premier shall reimburse Consultant for any reasonable out-of-pocket expenses related to travel, including first class airfare, first class hotel accommodations, ground transportation and a daily per diem (to be determined by Premier) and for which Consultant has provided Premier with an invoice detailing such expenses that is accompanied by original receipts (collectively, “Travel Expenses”). In addition Premier shall reimburse Consultant for any reasonable out-of-pocket expenses related to miscellaneous expenses (e.g., books, postage, photocopies, DVD’s, packing tape, shipping charges, etc.) directly related to its performance of the Consulting Services and for which Consultant has provided Premier with an invoice detailing such expenses that is accompanied by original receipts (collectively, “Miscellaneous Expenses”). (For the purposes of this Agreement, the Travel Expenses and the Miscellaneous Expenses shall be collectively referred to herein as the “Consultant Expenses”.) Any single line item Consultant Expense over $3,000 must be pre-approved in writing or e-mail by Premier. Premier shall reimburse Consultant Expenses within ten (10) Business Days from receipt of invoices.
6.7	Premier shall operate and conduct its business under the Project in accordance with first class standards prevailing from time to time in the relevant industry, and all applicable laws, and in a manner consistent with the reputation for high quality, knowledge and professionalism associated with Licensor’s brand and collection. Notwithstanding the foregoing, in the event of a failure by Premier to adhere to any applicable laws with respect to the Project and provided that Premier endeavors to cure such breach in a reasonable time period subject to the terms and conditions of this Agreement, such failure shall not be considered a breach of this Agreement.

6.8	Premier shall, at its sole cost and expense, from the time the Artifacts leave the Sports Immortals facility in Boca Raton, Florida, to the moment Artifacts are returned to Licensor’s designated location at the end of the Term of this Agreement, maintain a mutually agreed upon reasonable level of insurance with an insurance company that specializes in museum quality/high value artifacts (i.e. Chubbs or Lloyds of London, etc.) on all Artifacts and Materials provided to Premier, including, but not limited to, any other items loaned and/or provided to Premier, at Premier’s request, under this Agreement. Licensor shall be named on such policy as an additional insured. Premier shall provide Licensor with a certificate evidencing such insurance which meets Joel Platt’s written approval, not to be unreasonably withheld, prior to any Artifacts leaving the Sports Immortals facility in Boca Raton, Florida. Notwithstanding the foregoing, Premier shall not be responsible for insuring any Artifacts or other Materials provided by Licensor to Premier that are not properly appraised in terms of value and catalogued (identified and described).

7 Calculation and Distribution of Revenue
7.1	Premier shall provide Licensor with quarterly statements of: (i) Exhibition attendance and (ii) Gross Revenue actually received from the exploitation of the Exhibitions as defined in 3.1.

7.2	To the extent that any Gross Revenue is payable to Licensor pursuant to this Section 7, Premier shall pay such Gross Revenue to Licensor with such quarterly statements. Licensor hereby directs Premier to pay Gross Revenue and any other payments due Licensor to and in the name of Sports Immortals, Inc., Jim Platt, Joel Platt or its designated assigns at the address listed above, specific instructions will be given to Premier in writing as to whom the payments should be assigned to prior to the quarterly statements being prepared.

7.3	Within sixty (60) days of the end of the Term, the parties shall conduct a final settlement (“Final Settlement”) of all accounting for the Exhibitions and Premier shall furnish Licensor with a statement showing all receipts relating to the Exhibitions and Premier shall pay to Licensor all monies as shall be due as shown on such statement within fifteen (15) days of delivery of such statement to Licensor. Licensor agrees to examine such statement and to notify Premier of any error in the account of or any objection to any charge within thirty (30) days after Licensor’s receipt of such statement. Absent such objection from Licensor, such statement shall be deemed to be a true, correct and final statement of the account between Licensor and Premier.
8 Reserved Rights
8.1	Except as otherwise specifically provided for herein, Licensor shall maintain ownership of and reserves all rights to the Collection, the Artifacts, the Materials and Licensor’s trademarks, logos and copyrights and other intellectual property associated with the Collection and any other materials created, purchased or produced by Licensor, at its sole cost and expense, in any form or media for the Exhibition subject to its sole use and disposition.

8.2	Except as otherwise specifically provided for herein, Licensor agrees that, subject to the terms and conditions of this Agreement, Premier controls the rights necessary to create, present, promote, produce and otherwise exploit the Exhibition in the Territory in any form or media, whether now known or hereafter coming into existence, during the Term, including, but not limited to, the right to maximize additional revenue streams from the Exhibition, including the sale of local sponsorships, merchandise, food and beverage, etc. In addition, Premier reserves the exclusive right to sell corporate sponsorships, including the right to retain any consideration received on account thereof less ***% of Gross Revenue in accordance with Section 3.1. Premier shall maintain ownership of and reserves all rights in and to Premier’s trademarks, logos, copyrights and other intellectual property, the Exhibitry and all other materials created, assembled, purchased or produced by Premier in any form or media in connection with the Exhibition (other than the

Artifacts, the Materials, Trademarks, Logos, Copyrights or other intellectual property owned or controlled by Licensor) subject to its sole use and disposition.
8.3	Licensor represents and warrants that it will not authorize the television, radio, internet or other electronic broadcast (in any form now known or hereafter devised) of any documentary or other visual or audio presentation or segment featuring or depicting the Exhibition or the Artifacts in the Territory without Premier’s prior written consent. The aforementioned representation and warranty shall, as it relates to the Exhibition, survive the termination of this Agreement. Notwithstanding the foregoing, Licensor shall retain the rights to television, radio, internet or other electronic broadcast of the Excluded Projects for the purpose of advertising, promoting and/or publicizing the Excluded Projects, subject and pursuant to the restrictions outlined in Exhibit A.
8.4	All services to be performed by Consultant hereunder, all results thereof and all materials (other than pre-existing materials) delivered by Consultant to Premier whether or not copyrightable and whether created alone or in conjunction with any other person or entity (collectively, the “Materials”), shall belong to Premier and shall, to the greatest extent possible, be considered “works-made-for-hire” within the meaning of the United States Copyright Act. Upon termination for any reason by Licensor or Premier, any pre-existing Materials provided or loaned to Premier shall be returned to and belong to Licensor.
9 Non-Compete
As of the date of execution of this Agreement and continuing throughout the Term, and thereafter for six (6) months after the closing date of the last Exhibition, Licensor shall not (and Licensor shall cause Consultants not to) present itself, or arrange for or assist any third party, whether directly or indirectly, in an exhibition, presentation or other event at a location, in any form or media, based on or similar to the Collection, the Artifacts, or the Exhibition and/or which would compete or conflict, in any way, with Premier’s exploitation of the Exhibition in the exclusive Territory, other than Licensor’s current exhibition of sports memorabilia at its current location in Boca Raton, Florida or its Excluded Projects outlined in Exhibit A. In addition, as of the date of execution of this Agreement and continuing throughout the Term, and thereafter for six (6) months after the closing date of the last Exhibition, Premier shall not (i) present itself, or arrange for or assist any third party, whether directly or indirectly, in an exhibition, presentation or other event, in any form or media, based on or similar to the Collection, the Artifacts, or the Exhibition at a location in Boca Raton Florida; or (ii) compete with the Excluded Projects, subject and pursuant to the restrictions outlined in Exhibit A.
10 Option to Extend the Term
In the event that the Royalty paid and/or due Licensor and any Advances paid to Licensor or any additional amounts Premier may pay Licensor during the Initial Term equal or exceed a total of Ten Million Dollars ($***), and all obligations of the original Term have been fulfilled, and Premier has not restricted or precluded the development of the permanent

Sports Immortals Museum Complex in any way, then the Licensor shall provide Premier the opportunity to extend the initial Term of this Agreement on a year to year basis, not to exceed five years, subject to termination by either Party at the end of each one year period subject to section 13.4. The parties acknowledge and agree that the exercise by Premier of the foregoing option shall preclude Premier from presenting an Exhibition in the same city as the city Licensor has chosen for its planned SI Museum Complex during the Extended Term; provided, however, that such city is one of the following cities: Las Vegas, Chicago, Philadelphia, Washington, D.C. and/or Orlando (collectively, the “Identified Cities”).
11 Representations and Warranties
11.1	Licensor represents and warrants that (i) it is a valid and existing corporation in good standing, (ii) it has the exclusive right and complete authority to enter into this Agreement and to undertake the obligations set forth herein, (iii) it is the sole and exclusive owner of the Collection, the Artifacts and the Materials, including all logos and copyrights associated with Sports Immortals, Inc. and the Mark (collectively, the “Mark”) and shall maintain the Marks throughout the Term; (iv) neither the Collection, the Artifacts, the Materials nor the Marks, used in accordance with this Agreement infringes or is alleged to infringe any trade name, trademark, copyright or service mark of any other person or entity; (iv) it has the complete authority and ability to cause the Consultants to provide the Consulting Services, including any other obligations of the Consultants set forth herein, and provide the rights granted to Premier on behalf of the Consultants, as set forth herein; (v) it shall pay the Consulting Fee to the Consultants; and (vi) payment of the Consulting Fee to Licensor, as provided for in Section 3.5 above, will relieve Premier of any and all of its financial commitments with respect to compensating the Consultants.

11.2	Premier represents and warrants that it is a valid and existing corporation in good standing in its state of incorporation, as specified in the preamble to this Agreement and has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein. Notwithstanding anything to the contrary herein, in the event Premier creates merchandise from the Collection for sale at the Exhibition, Premier agrees to use due diligence to ensure that such merchandise does not infringe the rights of any trade name, trademark, copyright or service mark contained on the Artifacts of any other person or entity.

11.3	This Agreement has been duly executed by each party and is enforceable against each party in accordance with its terms.
12 Indemnities
12.1	Premier agrees to indemnify, defend and hold harmless Consultants, Licensor, its subsidiaries, parent companies, affiliates, agents and assigns and their respective agents, officers, employees, and directors, (collectively, “Licensor’s Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that the Licensor’s Indemnified Parties may incur or be liable for as a result of any claim, suit or proceeding made or brought against the Licensor’s

Indemnified Parties based upon, arising out of, or in connection with (i) any breach of any representation or warranty made by Premier in this Agreement, (ii) any breach of any duties or obligations of Premier hereunder, (iii) damage to the Artifacts or other Materials by Premier’s Premier Hired Design Expert, (iv) any act or omission by Premier, or (iv) negligence or willful misconduct of Premier (or that of its agents, employees or representatives) in connection with the Exhibition, the Artifacts, or merchandise it may create from Collection.
12.2	Licensor agrees to indemnify, defend and hold harmless Premier, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors (collectively, “Premier’s Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that Premier’s Indemnified Parties may incur or be liable for as a result of any claim, suit or proceeding made or brought against the Premier’s Indemnified Parties based upon, arising out of, or in connection with (i) any breach of any representation or warranty made by Licensor and/or Consultant in this Agreement, (ii) any breach of any duties or obligations of Licensor and/or Consultant hereunder, (iii) any pre-existing damage to any Artifacts or other materials provided by Licensor and/or Consultants subject to section 12.1 section (iv); (iv) any act or omission by Licensor and/or Consultant, (v) Consultant’s compensation claims, (vi) the grant of the Warrants to the Designees and/or the Foundation; (vii) the sale and/or reproduction of any approved merchandise provided by Licensor to Premier or (viii) negligence or willful misconduct of Licensor and/or Consultant (or any of its agents, employees or representatives) in connection with the Exhibition.

12.3	Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action taken against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.
13 Termination
13.1	Notwithstanding anything to the contrary herein, Premier shall, in its sole discretion, have the exclusive right, upon written notice to Licensor, to terminate this Agreement effective two (2) years from the opening date of the first Exhibition, subject to Section 3.8 above.

13.2	This Agreement shall terminate upon expiration of the Term unless extended, as provided for in Section 10 above or terminated sooner, as provided for in Section 13.1 above. In addition, this Agreement may be terminated by either party upon written notice in the event that (i) the other party fails to perform any material term, covenant or agreement to be observed or performed by them under this Agreement, subject and pursuant to Section 15 below; (ii) Premier or Licensor shall become insolvent or admit their inability to pay their debts as they mature or shall make an assignment for the benefit of their creditors; (iii) a proceeding in bankruptcy or for the reorganization of the other party or the readjustment of any of their debts under the Bankruptcy Code or any other laws, whether state or federal, for the relief of debtors shall be commenced by the other party, or shall be commenced against the other party, and not discharged within sixty (60) days after the commencement thereof; or (iv) a receiver or trustee shall be appointed for Premier or the other party for any substantial part of their assets, or any proceeding shall be instituted for dissolution or the full or partial liquidation of the other party; (v) Premier is found guilty by a court of law of willfully violating any state or federal laws pertaining to the Exhibitions (other than a building, electrical or health code violation or other minor infraction that is subsequently rectified), or any lien or liens of a creditor of Premier is placed on any Artifact, logo, trademark, copyright or any other intellectual property of the Licensor and such lien is not lifted within thirty (30) days thereafter. Notwithstanding the foregoing, prior to terminating the Agreement on the basis of a breach of the foregoing Section 13.2 (v), Premier shall have the right to cure such breach subject and pursuant to Section 15 below.
13.3	Premier shall have the right to terminate or, as the case may be, indefinitely postpone the services of the Consultants, either jointly or severally, effective immediately upon Consultant’s receipt of written notice in the event of Consultant’s material breach of this Agreement, or if the Exhibition (meaning all exhibitions that have been designed, fabricated and touring) is canceled or postponed. In the event the termination of Consultant’s services is due to a material breach, subject and pursuant to Section 15 below, Premier shall have the option of either: (i) terminating the services of both Consultants and this Agreement for cause; or (ii) terminating the services of the breaching Consultant(s) without terminating the Agreement. In the event a Consultant is terminated, the Consulting Fee shall be pro-rated for such period in which the Consulting Services were satisfactorily performed and Premier shall have no further obligation to pay any Consulting Fees or Consulting Expenses to such terminated Consultant(s), unless, in the case of a postponement of services, the postponement ends and the Exhibition continues.

13.4	In the event Premier elects to extend the Term of this Agreement, either party shall, in its sole discretion, have the exclusive right upon written notice to the other party, to terminate the Agreement after the first year of the Extended Term or any year thereafter provided such terminating party gives the other party at least ninety (90) days notice in writing prior to the end of each annual term. Notwithstanding anything to the contrary herein, any termination of this Agreement during the Initial Term and/or the Extended Term by Licensor shall be subject to the remaining terms of any current Exhibition leases, licenses, all prior mutual approvals, projects, venues, etc. or other agreements between Premier and Licensor and/or Premier and a third party, subject and pursuant to the terms and conditions of this Agreement.

14 Obligations Upon Termination
Within twenty (20) days of the termination of this Agreement or at the end of the Term, Premier’s hired experts shall promptly remove the Artifacts from each Exhibition under the supervision of the Licensor and securely package, insure, and transport to Licensor’s designated address. In addition, each party shall, at the request of the other, return or dispose of, as such party may direct, all Exhibitry, Materials, photographs, catalogues, advertising material, pamphlets, literature and other materials, documents and papers whatsoever belonging to the other party relating to the Exhibition (other than agreements and correspondence between the parties) which a party may have in its possession or under its control, except that a party shall have the right to retain one (1) copy of each of the foregoing strictly for archival purposes only. Upon termination of this Agreement by either party, Premier shall immediately cease and desist all use of Artifacts and use of any of Licensor’s intellectual property, except as may be otherwise provided hereby.
15 Breach
If either party defaults in the performance of any of its obligations under this Agreement (“Default”), the other party shall give such defaulting party written notice (“Default Notice”). The defaulting party shall then have thirty (30) days after its receipt of the Default Notice to “cure” said Default, provided, however, that if such Default cannot be cured within such thirty (30) day period and so long as the defaulting party is diligently pursuing the cure of such Default, the defaulting party shall have an additional thirty (30) day period within which to cure such Default. In the event the Default is not cured within such time period, the non-defaulting party shall have the right to terminate this Agreement, without prejudice to any sums owed the non-defaulting party by the defaulting party or any other remedies available at law. Notwithstanding anything to the contrary herein, in the event of a breach of this Agreement by Consultant, the Default period shall not exceed ten (10) business days.
16 Remedies
16.1	If there is a dispute or disagreement (“Dispute”) between Licensor and Premier in connection with this Agreement, a senior officer of both Licensor and Premier shall meet, pursuant to the Caucus provision of Section 6.2, in good faith by telephone or in person to resolve such Dispute within five (5) business days after written notice of such Dispute is given by one party to the other or, with respect to a claim for which indemnification is sought under Section 12, within five (5) business days after request for indemnification is given.

16.2	In the event of a breach by either party of any of its agreements or obligations hereunder, the aggrieved party shall have the right of injunction and the right to invoke any remedy allowed at law or in equity.
17 Miscellaneous
17.1	Other Documents. Each of the parties hereto shall execute and deliver such other documents and/or instruments, and take such other and further actions, as may be reasonable requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.
17.2	Successor and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Neither Premier, Licensor nor the Consultants shall be entitled to assign its or his rights, duties and/or obligations under this Agreement without the prior written consent of the other parties except that (A) Premier shall be entitled to: (i) assign rights and obligations under this Agreement to a co-promoter, licensee or other designee in connection with certain Exhibitions in certain markets; (ii) assign rights to any of its wholly owned affiliated or associated companies; and/or (iii) create a wholly owned corporation, limited liability company or other subsidiary for the purpose of performing its obligations under this Agreement; provided, however, that Premier remains liable to Licensor for the performance of its obligations herein; and (B) Licensor shall have the right to assign any payments it may be due hereunder to a third party designee.

17.3	Governing Law and Jurisdiction. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida, USA courts of Palm Beach County, without recourse to its conflict of laws principles. Jurisdiction over any and all disputes related to this Agreement shall be limited to the United States District Courts of Florida in Palm Beach County.

17.4	Notices. All notices required to be given under the terms of this Agreement shall be in writing (including telegraphic, telex, and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such telegraphic, telex or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by certified or registered air mail, return receipt requested, or sent by a nationally recognized overnight delivery service, as follows:

TO LICENSOR:
Sports Immortals, Inc.
6830 N. Federal Highway
Boca Raton, FL 33487
Attn: Jim Plant
Fax:

TO PREMIER:	WITH A COPY TO:
Premier Exhibitions, Inc.	Mr. Brian Wainger
3340 Peachtree Road NE	281 Independence Boulevard, Suite 440
Suite 2250	Virginia Beach, VA 23462
Atlanta, GA 30326	Email address: bwainger@prxi.com
USA	Fax: 757-257-0380
Attention: Arnie Geller
Fax: (404) 842-2626

All such notices shall be effective upon the delivery thereof to the addressee in person or via telegraph, telex, facsimile, a nationally recognized overnight delivery service, or if mailed, five (5) business days after the deposit thereof in the mails. Any party may change their respective addresses and fax number by giving notice as herein provided.
17.5	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or supplemented or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

17.6	Severability. If any provision of the Agreement shall be held invalid or unenforceable, the remainder of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

17.7	No Waiver. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.8	Force Majeure. If any party is prevented from performing its obligations hereunder and the Exhibition cannot, therefore, take place or is cancelled or delayed, in whole or in part, because of Act of God, national emergency, fire, weather, war, acts of terrorism (or related security or safety concerns), custom delays or any other similar or dissimilar cause beyond the reasonable control of a party (“Force Majeure”), neither party shall have any obligation or liability to the other as a result thereof and such cancellation, postponement or failure to perform shall not be considered a breach of this Agreement. In such event, however, the parties agree to use best efforts to extend the Term or reschedule the Exhibition, as the case may be.

17.9	Publicity. The parties agree that no public statements including, but not limited to, press announcements or press releases in connection with this Agreement shall be made by Licensor or Consultant without Premier’s prior written consent. In addition, Licensor shall not make any public statements including, any press announcements or press releases, regarding the opening of an Exhibition by Premier at any Venue in the Territory without Premier’s prior written consent in each instance. In addition, Licensor shall cause Consultants to refrain from making any public statements including, but not limited to, press announcements or press releases in connection with this Agreement, without Premier’s prior written consent. Notwithstanding the foregoing, Licensor and Premier agree to work together on drafting the initial press release regarding the Agreement and shall mutually agree on the final copy. In addition, Premier agrees that no public statement pertaining to a material fact about an Artifact, (i.e. provenance, value, description) shall be made without the approval of Licensor.
17.10	Confidentiality. Premier and Licensor agree, as may be permitted by law, not to divulge or permit or cause their officers, directors, stockholders, employees, agents or the Consultants to divulge the substance of this Agreement except to their representatives and attorneys or as may otherwise be required by law in the opinion of counsel for the party required to make such disclosure. Additionally, during and after the Term of this Agreement, neither Premier nor Licensor shall disclose (and Licensor agrees to cause Consultant’s not to disclose) to anyone for any reason, without the prior written consent of the other any marketing plans, strategies, results or other confidential information divulged to or learned by either party about the other from any source whatsoever, unless and until such information has generally become available to the public from sources other than the other party. The provisions of this Section 17.10 shall survive the termination of this Agreement.

17.11	Independent Parties. Nothing in this Agreement is intended to create, nor shall anything herein be construed or interpreted as creating, an agency, a partnership, a joint venture or any other relationship between Premier, Licensor and/or Consultants except as expressly set forth herein, and all parties understand that, except as expressly agreed to herein, each shall be responsible for its own separate debts, obligations and other liabilities.

17.12	Trademarks. Neither party shall obtain or claim any right, title or interest in or to the other’s intellectual property including, but not limited to, names, trademarks logos, or copyrights except for the right to use such intellectual property as specified herein and each party hereby acknowledges and agrees that all such use shall inure to the benefit of the respective owner.

17.13	Referral Deals: In the event Licensor or its assigns notifies Premier in writing that a referral opportunity exists and subsequently Introduces Premier to an entity not already doing business with Premier, at Premier’s request, for an exhibition related business opportunity other than an opportunity involving the Sports Immortals Exhibition or Licensor (the “Opportunity”), and a deal is consummated, then Licensor or its assigns, as the case may be, shall be entitled to the choice of either ***% of the total monetary value of the deal in cash or ***% of the annual Gross Revenue generated by the deal (Referral Compensation). (By way of example only, if the banking entity that Licensor is talking to decides it would like to make a deal with Premier to present “Bodies: The Exhibition” at their casino and Licensor notifies Premier that an Opportunity exists and Licensor provides Premier with an introduction at Premier’s request, Licensor shall be entitle to Referral Compensation.)

17.14	Survival of Representations. The representations, warranties, indemnification, and confidentiality provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Exhibition Term or the termination of this Agreement.

17.15	Currency. All amounts of money stated herein are in the currency of the United States of America unless otherwise specified. All payments made to Premier shall be in the currency of the United States of America.

17.16	Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this agreement.

17.17	Execution of Agreement. This Agreement shall not be binding upon the parties unless and until it has been executed by all parties and may be executed by fax or via electronic pdf or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
SEE ALSO EXHIBIT A ATTACHED HERETO AND MADE A PART HEREOF.
(THE SIGNATURES OF THE PARTIES APPEAR ON THE NEXT PAGES.)

     IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written:

PREMIER: PREMIER EXHIBITIONS, INC.
By:	/s/ Arnie Geller
Its: Chairman

Date: 3/13/2008

LICENSOR: SPORTS IMMORTALS, INC.
By:	/s/ Joel Platt
Its: President

3/13/2008

EXHIBIT A
LIST OF EXCLUDED PROJECTS
The Licensing Rights contained herein pertain only to the Project as defined in section 1A of this Agreement. Premier acknowledges Licensor is planning the following complimentary Sports Immortals projects:
•	Sports Immortals Museum Complex (“Permanent Museum Facility”) in one of the Identified Cities. Notwithstanding anything to the contrary herein, Premier acknowledges and agrees that Licensor may ultimately choose a city for its proposed Permanent Museum Facility that is not one of the Identified Cities (the “Unidentified City”). In such event, Licensor agrees not to open the Permanent Museum Facility in the Unidentified City without giving Premier two (2) years prior written notice.

•	Sports Immortals Cyber Museum/Sports Immortals Internet Portal.

•	Sports Immortals Classic Events (Golf and Tennis Celebrity Events for Charity).

•	Sports Immortals Annual Enshrinement Ceremonies.

•	Sports Immortals Cable Station.

•	Sports Immortals Licensed Merchandise (not pertaining to the Project); Apparel, Original Memorabilia, Reproduced Memorabilia, Games, Toys, etc.

•	Sports Immortals Computerized Library.

•	Certain Sports Immortals Intellectual Property, including but not limited to Books, Movies, Documentaries, Television Show, Reality Show, Game Show, etc.

23